EXHIBIT 5.1
July 13, 2006
Cash Systems, Inc.
7350 Dean Martin Drive, Suite 309
Las Vegas, Nevada 89139
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion is rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cash Systems, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) authorized for issuance under the Company’s 2005 Equity Incentive Plan (the “2005 Plan”).
I have reviewed and examined such matters of fact and law as I have deemed appropriate for the purpose of rendering this opinion. In connection with this opinion, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted as certified or photostatic copies. Where factual matters relevant to such opinion were not independently established, I have relied upon representations of officers and responsible employees and agents of the Company.
Subject to the foregoing and the other matters set forth herein, it is my opinion that the Shares, if, as and when issued, sold and delivered pursuant to and in accordance with the terms of the 2005 Plan and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.
This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without my prior written consent.
This opinion is limited to the current laws of the State of Delaware, to present judicial interpretations thereof and to facts as they presently exist, and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention which may alter, affect or modify the opinion set forth herein. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2005 Plan or the Shares.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named therein without implying or admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Sincerely, /S/ Zev E. Kaplan Zev E. Kaplan General Counsel